Exhibit 99.1

PATTERN ENERGY FILES FORM 8-K

RELATED TO 2014 SECOND QUARTER FILING

SAN FRANCISCO, California, October 24, 2014 – Pattern Energy Group Inc. (NASDAQ: PEGI) (TSX: PEG) today announced that it intends to amend its Quarterly Report on Form 10-Q for the quarter ended June 30, 2014 to restate the calculation of earnings per share in its quarterly financial statements for the three and six months ended June 30, 2014, and has filed a current report on Form 8-K to this effect with the Securities and Exchange Commission.

The earnings per share calculation contained in the Quarterly Report on Form 10-Q filed on August 5, 2014 did not recognize a non-cash deemed dividend attributable to the Class B common stock. The deemed dividend represents non-cash accretion of a “beneficial conversion feature” on Class B common stock. The beneficial conversion feature represents the intrinsic value of the conversion feature, which is the difference between the fair values, measured as of the date of the Company’s initial public offering, of the Class B common stock and the Class A common stock into which the Class B common stock is convertible. The value of the beneficial conversion feature is accreted on a straight-line basis from the commercial operations date of the Company’s South Kent project (March 28, 2014) to the date the Class B common stock will convert into Class A common stock (December 31, 2014).

The holders of Class B common stock are not entitled to receive dividends at any time, and are not entitled to any other form of preferred return over the returns available to the holders of Class A common stock, and therefore, the deemed dividend does not represent a current or future distribution of Company earnings.

About Pattern Energy

Pattern Energy Group Inc. (Pattern Energy) is an independent power company listed on the NASDAQ (“PEGI”) and Toronto Stock Exchange (“PEG”). Pattern Energy has a portfolio of eleven wind power projects, including one project it has agreed to acquire, with a total owned interest of 1,472 MW, in the United States, Canada and Chile that use proven, best-in-class technology. Pattern Energy’s wind power projects generate stable long-term cash flows in attractive markets and provide a solid foundation for the continued growth of the business. For more information, visit www.patternenergy.com.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements contained in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and “forward-looking information” within the meaning of Canadian securities laws, including statements regarding the contents of the filing of an amended quarterly report on Form 10-Q.

These forward-looking statements represent the Company’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for the Company to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in the documents filed with the SEC and applicable Canadian securities regulatory authorities, including the Company’s annual report on Form 10-K. The risk factors and other factors noted therein could cause actual events or the Company’s actual results to differ materially from those contained in any forward-looking statement.

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Contact:

Investor Relations Ross Marshall 416-815-0700 x238 rmarshall@tmxequicom.com	Media Relations Matt Dallas 917-363-1333 matt.dallas@patternenergy.com